EXHIBIT 99.2

                    FORT JAMES CORPORATION and SUBSIDIARIES

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS

          For the Quarters (13 Weeks) and Six Months (26 Weeks) Ended
                        June 29, 1997 and June 30, 1996

                                                                                     Second Quarter            Six Months
                                                                                  --------------------    --------------------
                                                                                    1997        1996        1997        1996
                                                                                  --------    --------    --------    --------
                                                                                    (in millions, except per share amounts)
Net sales......................................................................   $1,854.3    $2,014.6    $3,672.1    $3,995.6
Cost of goods sold.............................................................    1,286.1     1,451.5     2,564.2     2,899.6
Selling and administrative expenses............................................      282.3       332.6       571.2       651.5
Severance and other items (income) expense.....................................      (57.7)        7.0       (57.7)       30.4
                                                                                  --------    --------    --------    --------
  Income from operations.......................................................      343.6       223.5       594.4       414.1
Interest expense...............................................................       94.5       108.9       190.3       225.1
Other income, net..............................................................        4.2         3.9        11.2         7.4
                                                                                  --------    --------    --------    --------
  Income before income taxes, minority interests
     and extraordinary item....................................................      253.3       118.5       415.3       196.4
Income tax expense.............................................................      103.1        48.2       167.6        79.6
                                                                                  --------    --------    --------    --------
  Income before minority interests and extraordinary item......................      150.2        70.3       247.7       116.8
Minority interests.............................................................        (.5)       (3.4)        (.8)       (2.5)
                                                                                  --------    --------    --------    --------
  Income before extraordinary item.............................................      149.7        66.9       246.9       114.3
                                                                                  --------    --------    --------    --------
Extraordinary loss on debt repurchases.........................................        (.6)       (3.3)       (1.9)       (3.3)
                                                                                  --------    --------    --------    --------
  Net income...................................................................   $  149.1    $   63.6    $  245.0    $  111.0
                                                                                  --------    --------    --------    --------
                                                                                  --------    --------    --------    --------
Preferred dividend requirements................................................       (8.1)      (14.6)      (16.3)      (29.3)
                                                                                  --------    --------    --------    --------
  Net income applicable to common shares.......................................   $  141.0    $   49.0    $  228.7    $   81.7
                                                                                  --------    --------    --------    --------
                                                                                  --------    --------    --------    --------
Net income per share:
  Before extraordinary item....................................................   $    .68    $    .29    $   1.12    $    .48
  Extraordinary loss on debt repurchases.......................................                   (.02)       (.01)       (.02)
                                                                                  --------    --------    --------    --------
     Net income per share......................................................   $    .68    $    .27    $   1.11    $    .46
                                                                                  --------    --------    --------    --------
                                                                                  --------    --------    --------    --------
Weighted average number of common shares and
  common share equivalents.....................................................      207.5       180.8       206.8       177.1
                                                                                  --------    --------    --------    --------
                                                                                  --------    --------    --------    --------

  The accompanying notes are an integral part of the supplemental consolidated financial statements.

                    FORT JAMES CORPORATION and SUBSIDIARIES

                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

                      June 29, 1997 and December 29, 1996

                                                                                                          June       December
                                                                                                          1997         1996
                                                                                                        --------     --------
                                                                                                            (in millions)
Assets
Current Assets:
  Cash and cash equivalents..........................................................................   $  217.2     $   34.6
  Accounts receivable................................................................................      774.0        781.1
  Inventories........................................................................................      833.2        801.6
  Prepaid expenses and other current assets..........................................................       41.4         49.2
  Deferred income taxes..............................................................................      125.4        138.5
                                                                                                        --------     --------
     Total current assets............................................................................    1,991.2      1,805.0
                                                                                                        --------     --------
Property, plant and equipment........................................................................    7,873.7      7,924.7
Accumulated depreciation.............................................................................   (3,105.7)    (2,925.4)
                                                                                                        --------     --------
     Net property, plant and equipment...............................................................    4,768.0      4,999.3
Investments in affiliates............................................................................      161.5        154.6
Other assets.........................................................................................      498.6        468.0
Goodwill.............................................................................................      663.8        730.0
                                                                                                        --------     --------
     Total assets....................................................................................   $8,083.1     $8,156.9
                                                                                                        --------     --------
                                                                                                        --------     --------
Liabilities and Shareholders' Equity
Current Liabilities:
  Accounts payable...................................................................................   $  608.4     $  639.0
  Accrued liabilities................................................................................      713.1        774.1
  Current portion of long-term debt..................................................................      133.0        128.9
                                                                                                        --------     --------
     Total current liabilities.......................................................................    1,454.5      1,542.0
                                                                                                        --------     --------
Long-term debt.......................................................................................    4,156.4      4,305.3
Accrued postretirement benefits other than pensions..................................................      475.2        475.7
Deferred income taxes................................................................................      747.8        690.5
Other long-term liabilities..........................................................................      255.3        291.9
                                                                                                        --------     --------
     Total liabilities...............................................................................    7,089.2      7,305.4
                                                                                                        --------     --------
Shareholders' Equity:
Preferred stock, $10 par value, 5.0 million shares authorized, issuable in series;
  shares outstanding, 3.6 million....................................................................      738.4        738.4
Common stock, $.10 par value, shares outstanding, June 29, 1997 -- 191.4 million
  and December 29, 1996 -- 188.5 million.............................................................       19.1         18.9
Additional paid-in capital...........................................................................    2,460.5      2,407.0
Retained deficit.....................................................................................   (2,224.1)    (2,312.8)
                                                                                                        --------     --------
     Total shareholders' equity......................................................................      993.9        851.5
                                                                                                        --------     --------
     Total liabilities and shareholders' equity......................................................   $8,083.1     $8,156.9
                                                                                                        --------     --------
                                                                                                        --------     --------

  The accompanying notes are an integral part of the supplemental consolidated financial statements.

                    FORT JAMES CORPORATION and SUBSIDIARIES

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS

                      For the Six Months (26 Weeks) Ended
                        June 29, 1997 and June 30, 1996

                                                                                                              1997       1996
                                                                                                             ------     ------
                                                                                                               (in millions)
Cash Provided by (used for) Operating Activities:
  Net income..............................................................................................   $245.0     $111.0
  Depreciation expense and cost of timber harvested.......................................................    242.2      255.5
  Amortization of goodwill................................................................................     10.2       10.3
  Deferred income tax provision...........................................................................     77.6       19.0
  Amortization of deferred loan costs.....................................................................      7.2        6.6
  Equity in earnings of unconsolidated affiliates.........................................................     (4.9)      (1.4)
  Dividends received from unconsolidated affiliates.......................................................      1.9        5.3
  Severance and other items...............................................................................    (57.7)      30.4
  Loss on debt repurchase, net of tax.....................................................................      3.2        3.3
  Change in current assets and liabilities:
     Accounts receivable..................................................................................    (46.1)     (14.2)
     Inventories..........................................................................................    (46.7)      94.5
     Other current assets.................................................................................     15.5        (.3)
     Accounts payable and accrued liabilities.............................................................    (37.7)      12.4
     Foreign currency hedge...............................................................................    (31.5)
  Other, net..............................................................................................    (36.1)     (21.2)
                                                                                                             ------     ------
          Cash provided by operating activities...........................................................    342.1      511.2
                                                                                                             ------     ------
Cash Provided by (used for) Investing Activities:
  Expenditures for property, plant and equipment..........................................................   (178.1)    (210.1)
  Cash received from sale of assets.......................................................................    113.3       66.5
  Other, net..............................................................................................      7.9        3.0
                                                                                                             ------     ------
          Cash used for investing activities..............................................................    (56.9)    (140.6)
                                                                                                             ------     ------
Cash Provided by (used for) Financing Activities:
  Additions to long-term debt.............................................................................     75.2        1.8
  Payments of long-term debt..............................................................................   (170.1)    (525.1)
  Common stock issued, net of offering costs..............................................................               203.8
  Common and preferred stock cash dividends paid..........................................................    (54.8)     (55.2)
  Common stock issued on exercise of stock options........................................................     47.1        3.2
  Other, net..............................................................................................                (1.5)
                                                                                                             ------     ------
          Cash used for financing activities..............................................................   (102.6)    (373.0)
                                                                                                             ------     ------
Increase (decrease) in cash and cash equivalents..........................................................    182.6       (2.4)
Cash and cash equivalents, beginning of period............................................................     34.6       67.0
                                                                                                             ------     ------
Cash and cash equivalents, end of period..................................................................   $217.2     $ 64.6
                                                                                                             ------     ------
                                                                                                             ------     ------

  The accompanying notes are an integral part of the supplemental consolidated financial statements.

                    FORT JAMES CORPORATION and SUBSIDIARIES

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

1. SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation:

     All supplemental financial information for Fort James Corporation ("Fort James" or the "Company") includes the results of James River Corporation of Virginia ("James River") and Fort Howard Corporation ("Fort Howard") for all periods presented giving retroactive effect to the merger on August 13, 1997 (See Note 2). Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These supplemental financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of Fort James after financial statements covering the date of consummation of the business combination are issued. In the opinion of management, the accompanying unaudited supplemental consolidated financial statements of Fort James Corporation contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the Company's consolidated financial position as of June 29, 1997, and its results of operations and cash flows for the quarters (13 weeks) and six months (26 weeks) ended June 29, 1997, and June 30, 1996. The balance sheet as of December 29, 1996, was derived from audited supplemental financial statements as of that date. The results of operations for the six months ended June 29, 1997, are not necessarily indicative of the results to be expected for the full year.

  Derivative Financial Instruments:

     The Company's debt structure and international operations give rise to exposure to market risks from changes in interest rates and foreign currency exchange rates. To manage these risks, derivative financial instruments may be utilized by the Company including interest rate swaps, caps and options on its long-term debt and foreign exchange contracts on certain of its net investments in foreign operations. The Company does not hold or issue financial instruments for trading purposes. Occasionally, the Company may terminate a derivative financial instrument. If an interest rate swap, cap or an option is terminated because related debt no longer exists, any gain or loss is recognized into income immediately; otherwise, the gain or loss is deferred and amortized to interest expense over the remaining periods originally covered by the derivative contract. If a foreign exchange contract is terminated, the gain or loss is recognized in a separate component of equity, net of tax, consistent with the accounting treatment of the hedged item.

  Reclassifications:

     Certain amounts in the prior year's financial statements have been reclassified to conform to the current year's presentation including a reclassification of customer freight charges from net sales to cost of sales. Reportable segments for all periods have been reconfigured to include bleached board operations (formerly in the North American Consumer Products segment) in the Packaging segment and to include the foodwrap operations (formerly in the Packaging segment) in the North American Consumer Products segment.

                    FORT JAMES CORPORATION and SUBSIDIARIES

  Adoption of Accounting Pronouncements:

     In June 1997, the Financial Accounting Standards Board issued Statement No. 130, "Reporting Comprehensive Income" ("SFAS 130") which is effective for periods beginning after December 15, 1997, including interim periods. SFAS 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements, either in the statement of operations or a separate statement. Additionally, SFAS 130 requires the display of the accumulated balance of other comprehensive income. On a pro forma basis, for the quarters and six months ended June 29, 1997, and June 30, 1996, comprehensive income is as follows:

                                                                   Second Quarter        Six Months
                                                                   ---------------    ----------------
                                                                    1997     1996      1997      1996
                                                                   ------    -----    ------    ------
                                                                              (in millions)
Net income......................................................   $149.1    $63.6    $245.0    $111.0
Other comprehensive income (loss), net of tax:
  Foreign currency translation..................................    (25.7)    (3.9)   (114.9)    (24.9)
  Unrealized gain (loss) on securities..........................     18.3      2.6      13.9      (0.6)
                                                                   ------    -----    ------    ------
     Other comprehensive income (loss)..........................     (7.4)    (1.3)   (101.0)    (25.5)
                                                                   ------    -----    ------    ------
Comprehensive income............................................   $141.7    $62.3    $144.0    $ 85.5
                                                                   ------    -----    ------    ------
                                                                   ------    -----    ------    ------

     In June 1997, the Financial Accounting Standards Board also issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131") which is effective for periods beginning after December 15, 1997, including interim periods after the year of initial adoption. SFAS 131 establishes standards for the way public companies report information about operating segments in both interim and annual financial statements, including related disclosures about products and services, geographic areas, and major customers. The Company has not determined what, if any, impact SFAS 131 will have on the operating segments reported, nor the impact SFAS 131 will have on the related disclosures.

     In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share" ("SFAS 128"), which is effective for periods ending after December 15, 1997, including interim periods. SFAS 128 establishes standards for computing and presenting earnings per share ("EPS") by replacing primary EPS with the presentation of basic EPS and requiring dual presentation of basic and diluted EPS on the face of the income statement. On a pro forma basis, for the quarters and six months ended June 29, 1997, and June 30, 1996, EPS as reported would have been:

                                                                              Second
                                                                             Quarter        Six Months
                                                                           ------------    -------------
                                                                           1997    1996    1997     1996
                                                                           ----    ----    -----    ----
Basic earnings per share................................................   $.71    $.27    $1.14    $.46
Diluted earnings per share..............................................    .67     .27     1.10     .46

2. ACQUISITIONS AND DISPOSITIONS

     Effective August 13, 1997, in connection with the merger, the Company issued 104.8 million shares of its common stock for all the outstanding common stock of Fort Howard. The merger qualified as a tax-free organization and has been accounted for as a pooling of interests. Accordingly, the Company's supplemental consolidated financial statements have been restated for all periods prior to the business combination to include the combined financial results of James River and Fort Howard.

                    FORT JAMES CORPORATION and SUBSIDIARIES

     Net sales, income before extraordinary item and net income for the individual companies reported prior to the merger are as follows:

                                                                                         Second
                                                                                        Quarter                Six Months
                                                                                  --------------------    --------------------
                                                                                    1997        1996        1997        1996
                                                                                  --------    --------    --------    --------
                                                                                                 (in millions)
Net sales
  James River..................................................................   $1,412.4    $1,570.2    $2,794.3    $3,125.6
  Fort Howard..................................................................      411.4       402.4       812.2       788.1
  Reclassifications............................................................       30.5        42.0        65.6        81.9
                                                                                  --------    --------    --------    --------
       Total...................................................................   $1,854.3    $2,014.6    $3,672.1    $3,995.6
                                                                                  --------    --------    --------    --------
                                                                                  --------    --------    --------    --------

Income before extraordinary item
  James River..................................................................   $   90.8    $   30.5    $  138.3    $   51.0
  Fort Howard..................................................................       58.9        36.4       108.6        63.3
                                                                                  --------    --------    --------    --------
       Total                                                                      $  149.7    $   66.9    $  246.9    $  114.3
                                                                                  --------    --------    --------    --------
                                                                                  --------    --------    --------    --------

Net income
  James River..................................................................   $   90.8    $   30.5    $  138.3    $   51.0
  Fort Howard..................................................................       58.3        33.1       106.7        60.0
                                                                                  --------    --------    --------    --------
       Total                                                                      $  149.1    $   63.6    $  245.0    $  111.0
                                                                                  --------    --------    --------    --------
                                                                                  --------    --------    --------    --------

     The supplemental consolidated financial information presented above reflects reclassifications of customer freight expenses and certain trade promotions to conform the classifications of Fort Howard to those of James River. The conforming of the accounting practices of James River and Fort Howard resulted in no adjustments to net income or shareholders' equity. There were no significant intercompany transactions between James River and Fort Howard. The extraordinary item for the above periods was reported by Fort Howard.

     The Company estimates that transaction costs associated with the merger will be approximately $50 million to $60 million. All fees and transaction expenses related to the merger and the restructuring of the combined companies will be expensed as required under the pooling-of-interests accounting method. These expenses have not been reflected in the supplemental consolidated statements of operations, but will be reflected in the consolidated statements of operations of the Company in the third and fourth quarters of 1997. The range of restructure charges cannot be reasonably estimated until an analysis of the newly combined operations is complete and a detailed restructure plan is developed.

     As a part of the Company's ongoing program of timberland divestitures, on April 29, 1997, pursuant to an offering memorandum dated September 12, 1996, Fort James completed the sale of approximately 95,000 acres of timberlands located in Alabama and Mississippi for cash proceeds of $111 million. The Company recorded a gain of $57.7 million ($35.2 million net of taxes, or $.17 per share) in severance and other items.

                    FORT JAMES CORPORATION and SUBSIDIARIES

3. OTHER INCOME

     The components of other income were as follows for the six months ended June 29, 1997, and June 30, 1996:

                                                                                         June     June
                                                                                         1997     1996
                                                                                         -----    ----
                                                                                         (in millions)
Interest and investment income........................................................   $ 4.9    $3.5
Equity in earnings of unconsolidated affiliates.......................................     4.0     1.3
Gain on sale of assets................................................................     1.4     3.9
Foreign currency exchange gains (losses)..............................................     (.4)    1.0
Other, net............................................................................     1.3    (2.3)
                                                                                         -----    ----
  Total other income..................................................................   $11.2    $7.4
                                                                                         -----    ----
                                                                                         -----    ----

4. INCOME TAXES

     The Company's effective income tax rate was 40.4% for the six months ended June 29, 1997, compared to 40.5% for the first six months of 1996.

5. INVENTORIES

     The components of inventories were as follows as of June 29, 1997, and December 29, 1996:

                                                                                     June     December
                                                                                     1997       1996
                                                                                    ------    --------
                                                                                      (in millions)
Raw materials....................................................................   $175.7     $177.0
Finished goods and work in process...............................................    537.6      498.8
Stores and supplies..............................................................    158.2      160.9
                                                                                    ------    --------
                                                                                     871.5      836.7
Reduction to state certain inventories at last-in, first-out cost................    (38.3)     (35.1)
                                                                                    ------    --------
  Total inventories..............................................................   $833.2     $801.6
                                                                                    ------    --------
                                                                                    ------    --------

6. FINANCIAL INSTRUMENTS

     The Company held $638 million and $1,286 million in notional amount of interest rate swaps with fair value liabilities of $9 million and $15 million as of June 29, 1997, and December 29, 1996, respectively. During the first quarter of 1997, the Company effectively unwound $648 million in notional amount of interest rate swaps at a cost of approximately $8 million. The cost of unwinding the interest rate swaps will be amortized to interest expense over the remaining periods originally covered by the contracts. The original maturity dates were between September 1998 and January 1999. The Company is also party to LIBOR-based interest rate cap agreements which limit the interest cost to the Company with respect to $500 million of floating rate obligations to 8% plus Fort Howard's borrowing margin until June 1, 1999. The fair value of these cap agreements was $.3 million compared to a carrying value of $6 million as of June 29, 1997.

     During the first quarter of 1997, the Company unwound $470 million in notional amount of foreign exchange contracts, along with related interest rate agreements, at a cost of $31 million, net of tax benefits. The foreign exchange contracts were designated as hedges of a portion of the Company's net investment in its European Consumer Products Business. The net termination cost was recorded as a component of equity. The Company terminated such contracts prior to their original expiration in September 1998.

     The fair value of the Company's debt was $4,466 million and $4,586 million as of June 29, 1997, and December 29, 1996, respectively. Additionally, as of June 29, 1997, the pay-in-kind notes received from the spin-off of Crown Vantage Inc., valued at $89 million, are carried on the books at a fair value of approximately $109 million.

                    FORT JAMES CORPORATION and SUBSIDIARIES

     The estimated fair values of the Company's financial instruments were based on both quoted market prices of comparable instruments and current market rates as of June 29, 1997, and December 29, 1996, respectively.

7. COMMITMENTS AND CONTINGENT LIABILITIES

  Environmental Matters:

     Like its competitors, Fort James is subject to extensive regulation by various federal, state, provincial, and local agencies concerning compliance with environmental control statutes and regulations. These regulations impose limitations on the discharge of materials into the environment, including effluent and emission limitations, as well as require the Company to obtain and operate in compliance with the conditions of permits and other governmental authorizations. Future regulations could materially increase the Company's capital requirements and certain operating expenses in future years.

     In December 1993, the U.S. Environmental Protection Agency ("EPA") published draft rules which contain proposed regulations affecting pulp and paper industry discharges of wastewater and gaseous emissions, generally referred to as "cluster rules". The final rules are likely to be issued in 1997, with a nominal compliance date of 2000. These rules may require significant changes in the pulping and/or bleaching process presently used in some U.S. pulp mills, including several of the Company's mills. The implementation of the rules could materially increase the Company's capital expenditures between 1998 and 2000. Based on its evaluation of the rules as they are currently expected to be issued, the Company believes that capital expenditures of approximately $100 million may be required to bring the Company's facilities into compliance. This estimate could change, depending on several factors, including changes to the proposed regulations, new developments in control and process technology, and inflation.

     In addition, Fort James has been identified as a potentially responsible party ("PRP"), along with others, at various EPA designated Superfund sites and is involved in remedial investigations and actions under federal and state laws. Among these superfund sites, the Company, along with six other current and former operators of pulp and paper facilities, has been identified as a PRP by the U.S. Fish and Wildlife Service and other state and federal agencies, including the EPA, and tribal entities, regarding contamination of the lower Fox River by hazardous substances. The agencies and tribes seek remediation and restoration of the river, and natural resources damages. At this time, the Company, in conjunction with other PRPs, has agreed to participate in the funding of remedial studies and a natural resources damages assessment and is engaged in negotiations with federal and state agencies and tribes to resolve outstanding claims.

     It is the Company's policy to accrue remediation costs when it is probable that such costs will be incurred and when they can be reasonably estimated. As of June 29, 1997, the Company's accrued environmental liabilities, including remediation and landfill closure costs, totaled $58.0 million. The Company periodically reviews the status of all significant existing or potential environmental issues and adjusts its accrual as necessary. Estimates of costs for future remediation are necessarily imprecise due to, among other things, the identification of presently unknown remediation sites and the allocation of costs among PRP's. The Company believes that its share of the costs of cleanup for its current remediation sites will not have a material adverse impact on its consolidated financial position, but could have a material effect on consolidated results of operations in a given quarter or year. As is the case with most manufacturing and many other entities, there can be no assurance that the Company will not be named as a PRP at additional sites in the future or that the costs associated with such additional sites would not be material.

  Litigation:

     In 1994, James River was sued in Morgan County, Alabama, in a class action and in Bridgeport, Connecticut, by certain former holders of James River's
10 3/4% Debentures due October 1, 2018. Most of these Debentures were retired by means of a tender offer to all holders, which commenced on September 18, 1992. The remainder were redeemed on November 2, 1992. Merrill Lynch & Co., which acted as James River's dealer manager for the tender, is also named as a defendant in the Alabama case. In general, the complaints allege violations of a covenant prohibiting use of lower cost borrowed funds to redeem the Debentures before October 1, 1998, and of various disclosure obligations, and seek damages in excess of $50 million plus punitive damages in excess of $500 million. The Alabama case has been certified as a class action and holders of approximately one-half of the Debentures elected not to be part of the class. In June 1997, the Alabama court granted James

                    FORT JAMES CORPORATION and SUBSIDIARIES

River summary judgement on the remaining claims, and dismissed the action. The plaintiffs have appealed to the Alabama Supreme Court. Most of the holders electing out of the Alabama class are plaintiffs in the Connecticut case. Fort James believes that all these claims are without merit and intends to defend them vigorously. In May 1996, James River settled the claim of an institutional holder of approximately 16.54% of the Debentures for $425,000 plus reimbursement of attorney's fees.

     In May 1997, the Attorney General of the State of Florida filed a civil action in the Gainesville Division of the United States District Court for the Northern District of Florida against the Company and eight other manufacturers of sanitary paper products alleging violations of federal and state antitrust and unfair competition laws. The complaint seeks civil penalty under Florida law of $1 million for each alleged violation against each defendant, an unspecified amount of treble damages and injunctive relief. Over the following weeks, additional civil class actions were filed in various federal and state courts against the same defendants alleging violations of federal and state antitrust statutes and seeking treble damages and injunctive relief. The actions are the subject of a motion for transfer and consolidation before the Joint Panel of Multidistrict Litigation. The litigation is in its earliest stages. The Company intends to defend the litigation vigorously.

     Although the ultimate disposition of legal proceedings cannot be predicted with certainty, it is the opinion of the Company's management that the outcome of any claim which is pending or threatened, either individually or on a combined basis, will not have a materially adverse effect on the consolidated financial condition of Fort James but could materially affect consolidated results of operations in a given quarter or year.

                    FORT JAMES CORPORATION and SUBSIDIARIES

8. SEGMENT INFORMATION

     Fort James' net sales and income from operations by business segment were as follows for the quarters and six months ended June 29, 1997, and June 30, 1996:

                                                   Consumer Products
                                                  --------------------                                   Intersegment
                                                   North                               Communications    elimination/
                                                  America      Europe     Packaging        Papers         Corporate       Total
                                                  --------    --------    ---------    --------------    ------------    --------
                                                                                   (in millions)
Quarter ended June 1997
Net sales......................................   $1,127.2    $  465.4     $ 198.3         $112.0          $  (48.6)     $1,854.3
Segment results before severance and other
  items........................................      231.1        52.9        23.8            0.4             (22.3)        285.9
Severance and other items income...............       57.7                                                                   57.7
                                                  --------    --------    ---------    --------------    ------------    --------
Income from operations.........................      288.8        52.9        23.8            0.4             (22.3)        343.6
Quarter ended June 1996
Net sales......................................   $1,145.3    $  496.7     $ 319.9         $113.8          $  (61.1)     $2,014.6
Segment results before severance and other
  items........................................      184.2        48.8        24.0            3.2             (29.7)        230.5
Severance and other items expense..............       (3.3)                   (3.0)                             (.7)         (7.0)
                                                  --------    --------    ---------    --------------    ------------    --------
Income from operations.........................      180.9        48.8        21.0            3.2             (30.4)        223.5
Six months ended June 1997
Net sales......................................   $2,204.6    $  938.0     $ 395.0         $231.3          $  (96.8)     $3,672.1
Segment results before severance and other
  items........................................      435.7       105.3        45.0           (3.2)            (46.1)        536.7
Severance and other items income...............       57.7                                                                   57.7
                                                  --------    --------    ---------    --------------    ------------    --------
Income from operations.........................      493.4       105.3        45.0           (3.2)            (46.1)        594.4
Six months ended June 1996
Net sales......................................   $2,236.3    $1,007.1     $ 661.1         $226.0          $ (134.9)     $3,995.6
Segment results before severance and other
  items........................................      361.8        79.9        53.8            7.4             (58.4)        444.5
Severance and other items expense..............      (26.0)                   (3.3)                            (1.1)        (30.4)
                                                  --------    --------    ---------    --------------    ------------    --------
Income from operations.........................      335.8        79.9        50.5            7.4             (59.5)        414.1

   SUPPLEMENTAL MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS
                            AND FINANCIAL CONDITION

Results of Operations

  Overview

     Fort James reported net income of $149.1 million, or $.68 per share, for the second quarter ended June 29, 1997, compared with $63.6 million, or $.27 per share for the same quarter of the prior year. Net sales for the second quarter were $1,854 million, compared to $2,015 million in the prior year. For the six months ended June 29, 1997, net income was $245 million, or $1.11 per share, compared with $111 million, or $.46 per share in 1996. Net sales for the first six months of 1997 were $3,672 million compared to $3,996 million in 1996. The comparability of these results was impacted by nonrecurring charges and the 1996 divestitures of the Flexible Packaging and related Inks divisions, as well as several small domestic Consumer Products facilities.

  Items Affecting Comparability

     Non-recurring charges for the quarters and six months ended June 29, 1997, and June 30, 1996, were as follows:

                                                                               June 29, 1997                 June 30, 1996
                                                                         --------------------------    --------------------------
                                                                                    Net                           Net
                                                                                   Income     Per                Income     Per
                                                                         Gross     Impact    Share     Gross     Impact    Share
                                                                         ------    ------    ------    ------    ------    ------
                                                                                 (in millions, except per share amounts)
Quarters ended:
  Severance costs.....................................................                                 $  4.9    $  3.0    $  .01
  Net (gain) loss on asset divestitures...............................   $(57.7)   $(35.2)   $ (.17)      2.1       1.2       .01
                                                                         ------    ------    ------    ------    ------    ------
     Total (income) expense...........................................   $(57.7)   $(35.2)   $ (.17)   $  7.0    $  4.2    $  .02
                                                                         ------    ------    ------    ------    ------    ------
                                                                         ------    ------    ------    ------    ------    ------
Six months ended:
  Severance costs.....................................................                                 $ 18.7    $ 11.4    $  .07
  Net (gain) loss on asset divestitures...............................   $(57.7)   $(35.2)   $ (.17)     11.7       7.1       .04
                                                                         ------    ------    ------    ------    ------    ------
     Total (income) expense...........................................   $(57.7)   $(35.2)   $ (.17)   $ 30.4    $ 18.5    $  .11
                                                                         ------    ------    ------    ------    ------    ------
                                                                         ------    ------    ------    ------    ------    ------

     Net income for the quarters and six months ended June 29, 1997, excluding non-recurring items, was $113.9 million or $.51 per share, and $209.8 million, or $.94 per share, respectively, compared with $67.8 million, or $.29 per share, and $129.5 million, or $.57 per share in the same periods of 1996. Net sales for the second quarter and six months, excluding divested operations, were $1,854 million and $3,672 million in 1997, respectively, compared with $1,883 million and $3,699 million for the comparable periods in 1996.

  North American Consumer Products Business

     Operating profits before severance and other items for the North American Consumer Products Business, excluding results from divestitures, increased by 25%, from $185.3 million in the second quarter of 1996 to $231.1 million in the current quarter. Net sales for the quarters were similar, excluding revenues from divested operations, at $1,128 million in 1997, compared to $1,133 million in 1996. Second quarter results reflect volume gains in retail and commercial towel and tissue and retail tabletop categories, reduced manufacturing and raw material costs, and benefits of cost reduction initiatives, partially offset by foodservice volume declines of 5% and lower average selling prices led by competitors in the second quarter of 1996 for retail towel and tissue products.

     For the six months ended June 29, 1997, operating profits before severance and other items, excluding divestitures, were $435.7 million, an increase of 20% over the comparable six months in 1996. Excluding divestitures, revenues for the first six months of 1997 increased 1% over the prior year. The increase in profitability over the first half of 1997 as compared to the prior year was also attributable to strong sales volumes, and reduced wood and wastepaper costs, combined with continued cost reduction benefits. Overall increased operating profits were partially offset by a decline in earnings attributable to market pulp sales. This business has approximately 200,000 tons of pulp capacity in excess of its annual requirements, which is sold as market pulp. Market pulp volume improvements of 10% over prior year's first six months levels were more than offset by average net selling price declines.

  European Consumer Products Business

     Operating profits for the European Consumer Products Business increased slightly to $52.9 million, compared to $48.8 million in the second quarter of 1996. Operating profits of $105.3 million for this business for the six months ended June 29, 1997, were 32% above the $79.9 million reported in the prior year. The improvement in the European Consumer

Products Business' operating profits was attributable to a combination of stronger volumes and lower raw material costs and other cost reductions, partially offset by the strengthening of the U.S. dollar, lower average pricing and additional promotional costs. The net impact of foreign currency translation to the U.S. dollar for the six months ended June 29, 1997, was a reduction in profits of approximately 6%. As a net buyer of approximately 450,000 tons per year of market pulp, the European Consumer Products Business continues to benefit from year over year declines in the cost of this raw material. Net sales declined 6% and 7% in the second quarter and the first six months of 1997, respectively, to $465 million and $938 million from $497 million and $1,007 million in the comparable periods of 1996. While finished product sales volumes improved over the first half of 1996, revenues continue to be negatively impacted by the strengthening of the U.S. dollar and a decline in average pricing. Improved finished product sales volumes reflect a continued volume growth in nearly all geographic markets.

  Packaging Business

     Excluding the results attributable to the divestitures of the Flexible Packaging and Inks divisions in the second half of 1996, operating profits before severance and other items for the Packaging Business improved by 18% to $23.8 million in the current quarter from $20.1 million in the second quarter of 1996 while profits for the first six months decreased 2% to $45.0 million in 1997 from $45.9 million in the prior year. Net sales, adjusted for the Flexible Packaging and Inks transactions, were flat in the second quarters at $198 million in 1997 compared to $200 million in the prior year and decreased 6% to $395 million from $420 million for the six months ended June 29, 1997, and June 30, 1996, respectively. The current quarter's and six months' results reflect increased volumes for folding cartons and paperboard, lower manufacturing and raw material costs, partially offset by lower average selling prices.

  Communications Papers Business

     Operating profits for the Communications Papers Business declined to $.4 million from $3.2 million in the second quarter of 1996. The operating profits for the six months decreased to a loss of $3.2 million from a profit of $7.4 million for the same period in 1996. Net sales for the second quarter were similar at $112 million in 1997 and $114 million in 1996, while net sales for the six months improved more than 2% to $231 million from $226 million in the prior year. The improvement in net sales for the first half of 1997 over the prior year is attributable to increased volumes of 24% due primarily to market-related production curtailments, which occurred in the first half of 1996. However, volume gains were more than offset by selling price declines.

  Other Income and Expense Items

     General corporate expenses, before severance and other items, totaled $22.3 million and $46.1 million in the second quarter and first six months of 1997, respectively, compared to $29.7 million and $58.4 million for the same periods in the prior year. The majority of the decrease was related to reductions in spending on new integrated management information systems, as design and installation projects are being completed and systems become operational. Interest expense decreased from $225.1 million to $190.3 million between the first six months of 1996 and the first six months of 1997. This decrease was attributable to the reduction in average outstanding debt since the second quarter of 1996. Other income increased to $11.2 million in 1997 from $7.4 million in 1996, principally due to improved earnings of unconsolidated affiliates. The change in the effective tax rate for 1997 is discussed in Note 4 of Notes to Supplemental Consolidated Financial Statements. The Company's net income in the second quarter and first six months of 1997 was decreased by extraordinary losses of $.6 million and $1.9 million ($.4 million and $1.3 million, net of taxes), respectively, representing the write-off of deferred loan costs associated with the prepayment of debt.

  Adoption of Accounting Pronouncement

     In June 1997, the Financial Accounting Standards Board issued Statement No. 130, "Reporting Comprehensive Income" ("SFAS 130") which is effective for periods beginning after December 15, 1997, including interim periods. SFAS 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements, either in the statement of operations or a separate statement. Additionally, SFAS 130 requires the display of the accumulated balance of other comprehensive income. Note 1 of Notes to Supplemental Consolidated Financial Statements describes the pro forma impact of SFAS 130 for the quarters and six months ended June 29, 1997, and June 30, 1996.

     In June 1997, the Financial Accounting Standards Board also issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131") which is effective for periods beginning after December 15, 1997, including interim periods after the year of initial adoption. SFAS 131 established standards for the way public companies report information about operating segments in both interim and annual financial statements, including related disclosures about products and services, geographic areas, and major customers. The Company has not determined what, if any, impact SFAS 131 will have on the operating segments reported nor the impact SFAS 131 will have on the related disclosures.

     In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share" ("SFAS 128"), which is effective for periods ending after December 15, 1997, including interim periods. SFAS 128 establishes standards for computing and presenting earnings per share ("EPS") by replacing primary EPS with the presentation of basic EPS and requiring dual presentation of basic and diluted EPS on the face of the income statement. Note 1 of Notes to Supplemental Consolidated Financial Statements describes the pro forma impact of SFAS 128 for the quarters and six months ended June 29, 1997, and June 30, 1996.

Financial Condition

     Cash provided by operating activities totaled $342.1 million in the first half of 1997, compared with the $511.2 million provided in the prior year. This decrease in cash provided by operating activities resulted from a payment on the unwinding of the Company's foreign currency hedge (See Note 6 of Notes to Supplemental Consolidated Financial Statements) and increases in working capital. The Company's current ratio was 1.4 as of June 29, 1997, and 1.2 as of December 29, 1996, reflecting a working capital increase to $537 million from $263 million for the same periods primarily due to a temporary increase in cash balances. Capital expenditures were $178.1 million for the six months ended June 29, 1997, compared to $210.1 million in the first half of 1996 reflecting divested operations and timing of expenditures.

     Total indebtedness decreased modestly from $4,434 million as of December 29, 1996, to $4,289 million as of June 29, 1997. As of June 29, 1997, the
Company had outstanding borrowings of approximately $447 million supported by revolving credit facilities. These borrowings included $306 million outstanding under such facilities, $89 million of commercial paper and $52 million of money market notes. Total outstanding debt as of June 29, 1997, included approximately $3,168 million of fixed rate and $1,121 million of floating rate obligations.
Note 6 of Notes to Supplemental Consolidated Financial Statements describes the Company's interest rate swap agreements.

     As of June 29, 1997, under the most restrictive provisions of the James River's debt agreements, James River had additional borrowing capacity of approximately $1.6 billion and net worth in excess of the minimum requirements specified by such agreements of approximately $390 million. As of June 29, 1997, Fort Howard had $236 million in available borrowing capacity under its revolving credit facility.

     On August 12, 1997, James River paid the outstanding balance of $91 million on its European credit facility with proceeds from other available European financings, and terminated this agreement. On August 13, 1997, prior to the effectiveness of the merger, James River paid down and terminated its $200 million 9.77% note agreement using proceeds from divestitures and excess cash flow. On August 13, 1997, after the effectiveness of the merger, Fort James entered into a $2.5 billion credit agreement and, upon repayment of any outstanding balances, terminated its two existing domestic revolving credit facilities and term loans A and B. The $2.5 billion credit agreement expires in 2002. The interest rate payable on outstanding balances under revolving loans pursuant to this credit agreement is generally based, at the option of the Company, on the prime rate, LIBOR, certificate of deposit rates, or federal funds effective rates.

     In August 1997, James River announced that as of October 1, 1997, it is calling its Series O 8 1/4% Cumulative Preferred Stock for redemption at its face value of $98.1 million.

     In July 1997, James River announced that as of September 2, 1997, it is calling its Series P 9% Cumulative Convertible Preferred Stock for conversion into common stock at a conversion ratio of .9206 shares of common stock for each Series P depositary share. The conversion of the Series P depositary shares will reduce the Company's aggregate cash dividends by approximately $16.5 million per year.

     As a part of the Company's ongoing program of timberland divestitures, on April 29, 1997, pursuant to an offering memorandum dated September 12, 1996, Fort James completed the sale of approximately 95,000 acres of timberlands located in Alabama and Mississippi for cash proceeds of $111 million. The Company recorded a second quarter after-tax gain of $35.2 million on this sale.

     Forward-looking statements in this report are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and Company plans and objectives to differ materially from those projected. Such risks and uncertainties include, but are not limited to, general business and economic conditions; competitive pricing pressures for the Company's products; changes in raw material, energy and other costs; and opportunities that may be presented to and pursued by the Company.